Exhibit 99.1

For Immediate Release

Socket Communications Contacts:	US Editorial Contact:
David Dunlap	Cara Sloman
Chief Financial Officer	Nadel Phelan
510/744-2735	831/440-2411
dave@socketcom.com	cara@nadelphelan.com

Investor Relations Contact:
Carol Montalvo	Todd Kehrli or Jim Byers
Sr. Marketing Communications Manager	MKR Group, LLC
510/744-2751	323/468-2300
carol@socketcom.com	ir@mkr-group.com

Socket Communications Reports 2006 Third Quarter Financial Results

NEWARK, CA -- October 25, 2006 -- Socket Communications, Inc. (NASDAQ: SCKT), an innovative provider of mobile productivity products, today reported financial results for the third quarter ended September 30, 2006.

Total revenue for the third quarter was $6.0 million, compared to $6.5 million in the third quarter of 2005 and $6.9 million in the preceding quarter of 2006. Net loss applicable to common stockholders for the third quarter was $838,000, or a loss of $0.03 per share, compared to net income of $195,000, or $0.01 per share, for the third quarter of 2005 and a net loss of $448,000, or a loss of $0.01 per share, for the preceding quarter of 2006.

For the nine months ended September 30, 2006, total revenue was $19.6 million, up from $19.1 million for the same period in 2005. Net loss applicable to common stockholders was $1.7 million, or a loss of $0.05 per share, compared to a net income of $37,000, or $0.00 per share, for the same period in 2005. Included in the 2006 net loss were expenses of $298,000 ($0.01 per share) and $934,000 ($0.03 per share), respectively, for the three and nine months ended September 30, 2006 relating to the expensing of stock options as required by Financial Accounting Standard 123(R).

The balance sheet at September 30, 2006 included cash of $6.2 million and no long-term debt. Net cash used in operating activities was $455,000 for the nine months ended September 30, 2006 compared to cash provided by operating activities of $1.7 million for the nine months ended September 30, 2005.

"The level of corporate deployments of mobile handheld solutions completed during the traditionally slower third quarter summer period fell below our expectations, primarily due to a reduction in deployments by one of our North American channel partners," said Kevin Mills, president and chief executive officer of Socket Communications.

"We continue to see growing market acceptance for our cordless ring scanner, which enables simultaneous bar code scanning and hands-free handling of packages and merchandise. Since its introduction in March, more than 50 companies have purchased the cordless ring scanner for evaluation and field trials, and the feedback we have received is excellent. Sales of our data collection products that use Bluetooth wireless technology, including our cordless hand scanner and cordless ring scanner, experienced strong growth during the quarter and represented nearly 40 percent of our data collection product revenue, up from 21 percent in the previous quarter. These data collection products with Bluetooth wireless technology continue to show increasing market traction and momentum and we have generated an increasing number of sales opportunities for the fourth quarter, with the bulk of these opportunities still very much ahead of us.

"Our recently introduced 802.11g Wireless LAN cards, five times faster than the 802.11b cards they replaced, are currently under evaluation by customers. These products come with the full suite of Socket driver software including our just-announced fast roaming features and our management software Wi-Fi Companion to help get and stay connected. We have also enabled several Real Time Operating System providers to build Linux and other drivers that will enable the use of our Wireless LAN cards with their solutions.

"In addition, our Strategic Vertical Integrator (SVI) Program continues to grow and mature. It now consists of over 100 third party application software developers and value added resellers that are enabling use of our products with the applications they offer to small and medium businesses in a number of vertical markets that require the use of handheld computers for data collection. Such vertical markets include health care, particularly in controlling the dispensing of medications to patients in a hospital environment, merchandising of products on retail shelves, and field force automation, enabling faster and more accurate taking of orders and supplying information to and from a remote field force.

"Socket is an integral part of delivering mobile productivity solutions to enterprise vertical markets. Mobile computing devices, with and without mobile phone connections, have become open platforms with improved security, higher processing speeds, wireless connectivity, improved reliability and lower costs. The development of vertical market applications are enabling small and medium businesses to deploy these open platforms to collect, analyze, process and transmit data from and to remote locations over a variety of wireless and wired networks.

"Socket's data collection and connectivity products and management software, in combination with a mobile computing device and applications software, enable enterprises to collect, process and transmit data to and from field locations with resulting major improvements in enterprise productivity. We've posted on our website at http://www.socketcom.com/success/ a number of success stories about enterprises that have deployed such solutions. With the assistance of our SVI partners, we believe that such success stories in a number of vertical application markets and across a wide range of enterprises are a growing trend that will fuel Socket's growth," Mills concluded.

Quarterly Management Conference Call

Management of Socket will hold a conference call today at 2 p.m. Pacific time to discuss the quarterly results and outlook for the future. The call will be carried live and available via replay through a link on our website at www.socketcom.com, or participants may join the call by telephone at (877) 407-8033 from within the U.S. or (201) 689-8033 from international locations. A replay will be available via telephone for a week following the call at (877) 660-6853 from within the US, or (201) 612-7415 from international locations. Access code for the replay is 286# followed by conference ID 216643#.

About Socket Communications

Socket Communications develops and distributes a broad range of data collection and network connectivity products for mobile devices such as PDAs, Smartphones and tablet PCs. Working collaboratively with mobile solutions from leading Strategic Vertical Integrators, world-class third party software developers and OEMs, Socket Mobility Friendly® products drive operational efficiencies, increase mobile workforce productivity, boost corporate performance and improve customer satisfaction. Socket is headquartered in Newark, California and can be reached at 510-744-2700 or http://www.socketcom.com/.

Forward Looking Statements

This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward looking statements include, but are not limited to, statements indicating a positive outlook for our business and demand for our products, and statements predicting trends and sales opportunities in the markets in which we sell our products. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward looking statements as a result of a number of factors, including, but not limited to, the risk that sales opportunities may not materialize in the fourth quarter of 2006 and beyond as anticipated, the risk that our Strategic Vertical Integrator program may not be as successful as we anticipate, the risk that acceptance of our products in vertical application markets may not continue as anticipated and that anecdotal evidence of success in those markets may not be indicative of a trend, the risk of delays in our ability to design, manufacture, market and sell new products due to technological, market, or financial factors, including the availability of necessary working capital, risks related to our ability to effectively manage and contain our operating costs, risks related to the availability of announced handheld computer hardware and software, as well as product delays associated with new model introductions and product changeovers, continued growth in demand for handheld computers, market acceptance of emerging standards such as Bluetooth and Wireless LAN and of our related connection and data collection products, and other risks described in our most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission.

Socket and Battery Friendly are registered trademarks of Socket Communications, Inc. The Mobile Connection Company, Mobility Friendly, and KwikBlue are trademarks of Socket Communications, Inc. The Bluetooth word mark and logos are owned by the Bluetooth SIG, Inc. and any use of such marks by Socket Communications, Inc. is under license. Wi-Fi® is a registered trademark of the Wi-Fi Alliance. All other trademarks and trade names contained herein may be those of their respective owners. ©2006, Socket Communications, Inc. All rights reserved.

--Financial tables to follow--

Socket Communications, Inc. Summary Consolidated Statements of Operations (Unaudited) (Amounts in Thousands except per share amounts)
	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
Revenue	$ 5,974	$ 6,548	$ 19,588	$ 19,110
Cost of revenue	3,151	3,266	9,990	9,468
Gross margin	2,823	3,282	9,598	9,642
Gross margin percent
	47%	50%	49%	50%
Research and development	1,239	848	3,754	2,635
Sales and marketing	1,839	1,654	5,442	4,847
General and administrative	594	563	2,078	1,975
Amortization of intangibles	35	36	107	167
Total operating expenses
	3,707	3,101	11,381	9,624
Interest (income), net	(46)	(26)	(128)	(55)
Net income (loss)	(838)	207	(1,655)	73
Preferred stock dividends	--	(12)	(11)	(36)
Net income (loss) applicable to common stockholders	$ (838)	$ 195	$ (1,666)	$ 37
Basic and diluted net income (loss) per share applicable to common stockholders	$ (0.03)	$ 0.01	$ (0.05)	$ 0.00
Weighted average shares outstanding: Basic Diluted	31,846 31,846	30,198 32,376	31,313 31,313	30,171 32,543

Socket Communications, Inc. Condensed Consolidated Summary Balance Sheets (Amounts in Thousands)
	September 30, 2006 (Unaudited)	December 31, 2005*
Cash	$ 6,229	$ 6,833
Accounts receivable	3,334	2,953
Inventories	2,562	2,195
Other current assets	187	315
Property and equipment, net	774	628
Goodwill	9,798	9,798
Intangible technology	642	749
Other assets	175	164
Total assets	$ 23,701	$ 23,635

Accounts payable and accrued liabilities	$ 3,528	$ 3,346
Bank line of credit	2,219	2,309
Deferred income on shipments to distributors	1,207	1,114
Capital leases/other non-current liabilities	19	51
Common and convertible preferred stock**	52,283	50,704
Accumulated deficit	(35,555)	(33,889)
Total Liabilities and Equity	$ 23,701	$ 23,635
*Derived from audited financial statements.
**Remaining Series F Preferred stock converted to common stock on March 21, 2006

# # #